Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cree, Inc. of our report dated August 19, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3 to the consolidated financial statements, as to which the date is February 11, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cree, Inc.’s Current Report on Form 8-K dated February 11, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

February 11, 2021